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                                                                  EXHIBIT 99.1

          [ON LETTERHEAD OF PENNSYLVANIA REAL ESTATE INVESTMENT TRUST]

PENNSYLVANIA REAL ESTATE                       FOR IMMEDIATE RELEASE
INVESTMENT TRUST ADOPTS                        Contact:  Edward A. Glickman
SHAREHOLDER RIGHTS PLAN                        Executive Vice President and
                                               Chief Financial Officer
                                               215-875-0700

                  Philadelphia, PA, April 30, 1999 -- Pennsylvania Real Estate Investment Trust (NYSE: PEI) announced today that its Board of Trustees has adopted a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders and assure that they receive fair and equal treatment in the event of any proposed takeover of the Company. The Board's adoption of the Rights Plan was not taken in response to any known effort to acquire control of the Company.

                  The Company will make a distribution of one right for each outstanding share of beneficial interest in the Company to shareholders of record at the close of business on May 14, 1999. The rights will become exercisable only in the event that, subject to certain exceptions stated in the Rights Plan, a person or group acquires beneficial ownership of 15% or more of the Company's common shares or announces a tender offer for 15% or more of the Company's common shares. Unless earlier redeemed, the rights will expire on March 31, 2009. Each right will entitle the holder to purchase one share of beneficial interest in the Company at an initial exercise price of $70.00 (the "Exercise Price").

                  Unless the rights are earlier redeemed or exchanged, in the event a person or group has acquired 15% or more of the Company's common shares, each holder (other than such person or group, whose rights will upon such acquisition become null and void) will have the right to receive, upon payment of the Exercise Price, that number of shares of the Company having a market value equal to two times the Exercise Price.

                  In addition, unless the rights are earlier redeemed or exchanged, if, after the time a person or group acquires 15% or more of the Company's common shares, the Company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase (other than such person or group), for the Exercise Price, that number of shares of the acquiring company's common stock that has a market value equal to two times the Exercise Price.

                  PREIT will be entitled to redeem the rights at 1/10 cent per right (payable, at the option of the Company, in cash or in shares) at any time until the tenth day following the

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public announcement of the acquisition by a person or group of 15% of the
Company's common shares. The Rights Plan further provides that the Company may, at its option, after a person or group has acquired ownership of 15% or more (but less than 50%) of the Company's shares, exchange all or part of the rights (other than the rights held by such person or group) for shares of beneficial interest of the Company at an exchange ratio of one share per right.

                  The terms of the Rights Plan will not allow the exercise by any shareholder of any right that would result in a violation of the provisions of the Company's Amended and Restated Trust Agreement.

                  Commenting on the Rights Plan, Ronald Rubin, the Chief Executive Officer of the Company, said, "The Board has concluded that this action represents a prudent step in protecting the investment of our shareholders while preserving the long-term value of the Company. The Rights Plan is intended to encourage anyone seeking to acquire the Company or a significant equity position, to provide equal treatment to all shareholders and to negotiate with the Board prior to any takeover attempt. We are not taking this step in response to any effort to acquire control of the Company and we are not currently aware of any such effort."

                  Details of the Rights Plan will be outlined in materials to be mailed to shareholders following the May 14, 1999 record date. The terms of the Rights Agreement between the Company and American Stock Transfer and Trust Company, the rights agent for the Company, will control all aspects of the Rights Plan.

                  Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on shopping centers (approximately 8 million square feet) and apartment communities (7,243) units located primarily in the eastern United States. The Company's portfolio current consists of 47 properties in 10 states. In addition, there are 5 retail properties under development. PREIT is headquartered in Philadelphia, PA.

                  With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve various risks and may cause actual results to differ materially. These risks include, but are not limited to, the ability of the Company to grow internally or by acquisition, and to integrate acquired businesses, changing industry and competitive conditions, and other risks outside the control of the Company referred to in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission.

April 30, 1999